Exhibit 99.2

     Paul Hazen Resigns from the Willis Group Board of Directors

    NEW YORK--(BUSINESS WIRE)--Oct. 25, 2006--Willis Group Holdings, Ltd. (NYSE: WSH), the global insurance broker, announced that it has accepted Paul Hazen's resignation today from the Company's Board of Directors. Hazen has served the Company for six years recently serving on the Compensation and Executive Committees of the Board.

    Hazen, the retired Chairman of Wells Fargo, is scaling back his involvement in business to pursue personal interests.

    "We are grateful for Paul's long and lasting contribution to Willis," said Joe Plumeri, Chairman and CEO of Willis. "He has brought great insights into operations, client service and the overall management of the Company and has left an indelible mark on Willis that will be felt for years to come."

    "In addition what he has meant to the Company, I have been fortunate to be able to call on Paul for his personal advice and experienced perspective on a wide range of issues," Plumeri continued. "He has been a friend and a counselor and having him in my corner has been invaluable. He has my deepest personal thanks and best wishes."

    This leaves the Willis Board with 12 members - 11 of whom are independent.

    Willis Group Holdings Limited is a leading global insurance broker, developing and delivering professional insurance, reinsurance, risk management, financial and human resource consulting and actuarial services to corporations, public entities and institutions around the world. With over 300 offices in more than 100 countries, its global team of 15,400 Employees and Associates serves clients in some 190 countries. Willis is publicly traded on the New York Stock Exchange (NYSE: WSH). Additional information on Willis may be found on its web site: www.willis.com.


    CONTACT: Willis Group Holdings, Ltd.
             Investors:
             Kerry K. Calaiaro, +1 212 837-0880
             kerry.calaiaro@willis.com
             or
             Media:
             Dan Prince, +1 212 837-0806
             daniel.prince@willis.com